 Exhibit 5.1

OPINION AND CONSENT OF DISCLOSURE LAW GROUP, A PROFESSIONAL CORPORATION

October 3, 2017

AzurRx BioPharma Inc.
760 Parkside Ave.
Downstate Biotechnology Incubator, Suite 304
Brooklyn, NY 11226

Re:	Registration Statement on Form S-8 for AzurRx BioPharma Inc.

Ladies and Gentlemen:

We have acted as counsel to AzurRx BioPharma Inc., a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 1,542,087 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be issued pursuant to the Company’s Amended and Restated 2014 Omnibus Equity Incentive Plan (the “Plan”).

We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

Based upon the foregoing, in our opinion, the shares of Common Stock to be issued by the Company when issued in the manner contemplated by the Plan will be, legally issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than Delaware’s General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation